Exhibit 10.3
REAL ESTATE PURCHASE AGREEMENT
This Real Estate Purchase Agreement (this “Agreement”) is made by and between Kelmilfeen Ltd., an Ohio limited liability company (“Seller”) and LSI Acquisition Inc., an Ohio corporation (“Buyer”), and is effective as of July22, 2009.
In consideration of the mutual covenants and provisions herein contained and other good and valuable consideration paid, Seller and Buyer agree as follows:
ARTICLE 1.
DESCRIPTION OF PROPERTY
Seller hereby agrees to sell, assign, and convey to Buyer and Buyer agrees to purchase, in accordance with the terms and subject to the conditions contained herein, certain real estate containing approximately 5.002 acres of land, located at 2727 Scioto Parkway, Columbus, Ohio 43221 (the “Land”), and more particularly described on Exhibit A attached hereto and made a part hereof, together with certain improvements containing an approximately 53,396 square foot building (the “Improvement”) located on the Land, together with all easements, and other rights and privileges appurtenant to the Land, and together with fixtures, heating, ventilating and air-conditioning equipment and systems, and plumbing, telephone, and electrical equipment and systems that are now located in or attached to the Improvement, and all items of personal property currently located on the Land or in the Improvement (except for the Kubota tractor owned by Seller), including those items specifically identified on Exhibit B attached hereto and made a part hereof, (hereinafter collectively referred to as “Personal Property”) and all other assets owned by Seller, including without limitation all cash, cash equivalents and marketable securities, with the exception of the Purchase Price (hereinafter defined), which Seller shall retain. The Land, Improvement, and Personal Property are hereinafter collectively referred to as the “Property”.
ARTICLE 2.
RELATIONSHIP TO PURCHASE AGREEMENT
Buyer is a party to that certain Purchase and Sale Agreement, dated as of even date herewith (the “Purchase Agreement”), whereby Buyer has agreed to purchase substantially all of the assets of Seller’s affiliated entities, ADL Technology Inc. and ADL Engineering Inc. Seller’s and Buyer’s obligations under this Agreement are expressly conditioned upon the consummation of the transactions contemplated by the Purchase Agreement and are intended to occur simultaneously therewith. In the event the transactions contemplated by the Purchase Agreement do not close as of the date of this Agreement, Buyer shall have no obligation to purchase the Property, Seller shall have no obligation to sell the Property, and both Buyer and Seller shall be released from their respective obligations under this Agreement. Capitalized terms used, but not otherwise defined in this Agreement, shall have the meanings set forth in the Purchase Agreement.

ARTICLE 3.
PURCHASE PRICE
3.1 Determination of Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Property shall be as follows:
(a) Seven Hundred Thousand Four Hundred Thirty Eight Dollars ($700,438.00) payable by Buyer at the Closing by bank or certified check or by wire transfer of immediately available funds; and
(b) the assumption by Buyer of all of Seller’s obligations under those certain documents set forth on Exhibit D attached hereto and made a part hereof (collectively, the “Mortgage Loan Documents”).
3.2 Allocation of Purchase Price. The Purchase Price for the Property shall be allocated as follows:

Land and Improvement	$1,500,000.00

Equipment	$686,300.00

Cash and Marketable Securities	$85,491.00
Seller and Buyer shall report the transactions contemplated by this Agreement in a manner consistent with such allocation, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS.
ARTICLE 4.
CLOSING AND TRANSFER OF TITLE
4.1 Closing. The closing (the “Closing”) of the purchase and sale of the Property shall take place at the law offices of Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202, or by means of electronic data transmission methods including facsimile transmission and PDF e-mail transmission of executed signature pages among the parties simultaneously with the execution and delivery of this Agreement. The date on which Closing occurs is referenced to as the Closing Date. The Closing shall be effective at the close of business on the Closing Date.
4.2 Seller’s Documents; Other Deliveries. At Closing, Seller shall execute and deliver to Buyer the following documents, and shall also make the other deliveries provided for hereinafter, all as follows:
(a) A Limited Warranty Deed for the Land and the Improvement proper for recording, conveying marketable title in the Land and the Improvement to Buyer free and clear of any Encumbrances, except for the Encumbrances set forth on Exhibit C (the “Permitted Exceptions);

(b) A certified copy of the resolution of Seller’s members evidencing authorization of Seller to enter into this Agreement and evidencing authorization of the officer acting on behalf of Seller to consummate the transactions contemplated herein;
(c) A Bill of Sale for all items of Personal Property in form and substance acceptable to Seller;
(d) Assignment and Assumption of Permits, assigning to Buyer all Permits held by Seller with respect to the operation of the Improvement on the Property and the Personal Property, and that are legally assignable, if any such Permits exist, in form and substance reasonably acceptable to Seller;
(e) A Termination of Lease terminating that certain Lease between Seller and ADL Technology Inc. and ADL Engineering Inc., dated July 20, 2004, and recorded August 10, 2004 in Instrument No. 200408100186675 (the “ADL Lease”), in form and substance sufficient to terminate the ADL Lease as of record;
(f) the Assignment and Assumption Agreement dated as of even date herewith among Seller, Buyer and National City Bank in form and substance acceptable to the parties thereto (the “Assumption of Loan”); and
(g) Such other documents or instruments as may be reasonably required by Buyer, required by other provisions of this Agreement, or reasonably necessary to effectuate the Closing.
4.3 Buyer’s Documents and Deliveries. At Closing, Buyer shall execute and deliver to Seller the following documents, and shall also make the other deliveries provided for hereinafter, all as follows:
(a) Counterpart of Assignment and Assumption of Permits, containing Buyer’s undertaking to assume all duties and obligations under said Permits;
(b) Executed duplicate originals, with evidence of filing and governmental approval, or with appropriate arrangements for prompt filing thereafter, of governmentally required transfer applications for all Permits held by Seller with respect to the operation of the Improvement on the Property and the Personal Property that are being assigned to Buyer;
(c) A corporate secretary’s certified copy of the resolution of Buyer’s Board of Directors evidencing authorization of the Buyer to enter into this Agreement and evidencing authorization of the officer acting on behalf of Buyer to consummate the transactions contemplated herein;
(d) The Purchase Price;
(e) the Assumption of Loan executed by Buyer and National City Bank; and
(f) Such other documents or instruments as may be reasonably required by Seller, required by other provisions of this Agreement, or reasonably necessary to effectuate the Closing.

ARTICLE 5.
REAL ESTATE TAXES AND ASSESSMENTS; UTILITY EXPENSES
AND MISCELLANEOUS EXPENSES; AND ESTIMATES
5.1 Real Estate Taxes and Assessments. Seller’s obligation to pay real estate taxes and assessments upon the Property for Ohio tax year 2009 shall be assumed by Buyer at Closing. Notwithstanding anything to the contrary contained in this Agreement, Seller warrants that all real estate taxes and special assessments have been paid in full for tax year 2008.
5.2 Utility Expenses and Miscellaneous Expenses. Buyer shall assume Seller’s obligation to pay all utilities for the Property’s gas, water, and electric usage, provided, however, Seller does not have any bills or invoices for such utilities that are delinquent in payment. If there are any unpaid or delinquent bills or invoices for such utilities, Seller shall pay the same in full prior to Closing.
ARTICLE 6.
BROKER
Buyer represents and warrants that it has dealt with no agent or broker who in any way has participated as the procuring cause of the sale of the Property other than J. Jeffrey Brausch & Company (“Buyer’s Broker”), and that Buyer shall be solely responsible for any amounts due to Buyer’s Broker in connection with this transaction. Seller represents and warrants that it has dealt with no agent or broker who in any way has participated as the procuring cause of the sale of the Property. Each party agrees to indemnify and hold harmless the other from and against any and all judgments, costs of suit, attorneys’ fees and other reasonable costs and expenses which the other may incur by reason of any action or claim made against the other by any agent, advisor or intermediary appointed by or instructed by Seller or Buyer, as the case may be, arising out of this Agreement or any subsequent sale of the Property to Buyer.
ARTICLE 7.
REPRESENTATIONS OF SELLER
7.1 Seller represents to Buyer as to the following matters, and shall be deemed to remake all of the following representations as of the date of Closing:
(a) Seller has good and marketable indefeasible fee simple title to the Property, free and clear of all Encumbrances, except Permitted Exceptions.
(b) Other than the ADL Lease, which shall be terminated at Closing, Seller has not leased, licensed or otherwise granted to any Person the right to use or occupy the Land or the Improvement or any portion thereof.
(c) There are no outstanding options, rights of first offer or rights of first refusal to purchase the Property or any portion thereof or interest therein.

(d) Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired the Land and the Improvement, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller and relating to the Land and the Improvement.
(e) Seller is an Ohio limited liability company in full force and effect and authorized to do business in Ohio and has the full limited liability power and authority to execute this Agreement and convey the Property at the time of Closing.
(f) The execution and delivery of this Agreement by Seller, the execution and delivery of every other document and instrument delivered pursuant hereto by or on behalf of Seller, and the consummation of the transaction contemplated hereby have been duly authorized and validly executed and delivered by Seller, and will not: (i) constitute or result in the breach of or default under any oral or written agreement to which Seller is a party or which affects the Property; (ii) constitute or result in a violation of any order, decree, or injunction with respect to which Seller and/or the Property is bound; and/or (iii) cause or entitle any party to have a right to accelerate or declare a default under any oral or written agreement to which Seller is a party or which affects the Property. This Agreement constitutes, and, when executed and delivered at the Closing, such other agreements, documents and instruments executed by or on behalf of Seller will constitute, the legal, valid and binding obligations of Seller, as the case may be, enforceable against Seller in accordance with their respective terms.
(g) The entering into of this Agreement and the consummation of the sale of the Property will not require Seller to obtain (either before or after the Closing) any consent, Permit, waiver, approval, authorization, or other action of, by, or with respect to any Governmental Authority or other Person, with the exception of National City Bank with respect to the Assumed Indebtedness.
(h) Except for the matters set forth on Schedule 3.9 to the Purchase Agreement, no litigation, arbitration, action, suit, investigation or other proceeding by or before any court, arbitrator or Governmental Authority is pending or, to the Knowledge of Seller, threatened against Seller or the Land or Improvement at law or in equity.
(i) The Improvement (i) to the Knowledge of Seller is free from material defects (patent and latent), (ii) has been maintained in accordance with normal industry practice, (iii) is in good operating condition and repair (ordinary wear and tear excepted), and (iv) is reasonably suitable for the purposes for which it presently is used and presently is proposed to be used.
(j) Seller has no Knowledge of any pending or contemplated eminent domain, condemnation, or other governmental or quasi governmental taking of all or any part of the Land or the Improvement.
(k) Seller has no Knowledge of public improvements which have been ordered to be made on the Land by a Governmental Authority and/or which have not heretofore been assessed, and Seller is not aware of any special assessments pending, threatened against, affecting, or to affect the Land.

(l) The outstanding principal balance of the indebtedness evidenced by the Mortgage Loan Documents is $1,592,062.
(m) Seller holds all Environmental Permits reasonably necessary or proper for the lawful conduct and the occupancy and use of the Real Property, and all such Environmental Permits are in full force and effect. Seller has timely submitted renewal applications, application fees and annual filing fees for all such Environmental Permits and has paid all fees associated with the Environmental Permits. Seller has not received any written notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Environmental Permits or threatening to revoke, cancel, rescind, materially modify or refuse to renew any Environmental Permit or providing written notice of violations or liabilities or alleged violations or liabilities, under any Environmental Laws or Environmental Permits. Seller has been and is presently in substantial compliance with all applicable Environmental Laws and its Environmental Permits and the terms, conditions, and requirements of the Environmental Permits and all Environmental Laws.
(n) Except as disclosed in Schedule 3.15 of the Purchase Agreement:
(i) to the Knowledge of Seller, Regulated Substances have not been released, spilled or disposed from, on, at, in or under the Property by Seller nor from, on, at, in or under any real property, on, at, in or under any real property owned, leased, or formerly owned, leased or used by Seller or, to Seller’s Knowledge, by any other Person in violation of or which creates liability under any Environmental Laws, and no Regulated Substances have been generated, used, handled, disposed, treated or stored on, or transported to or from, the Property, other than in substantial compliance with all applicable Environmental Laws and Environmental Permits;
(ii) Seller has not disposed of any Regulated Substances in a manner which is not in compliance with all applicable Environmental Laws and Environmental Permits;
(iii) there are no pending or, to the Knowledge of Seller, threatened Environmental Claims or Environmental Liabilities against any of the Seller or Property, and Seller has not received any written notice of any such Environmental Claims or Environmental Liabilities;
(iv) there are not currently nor were there previously any: (a) USTs or associated contamination on the Property; (b) asbestos-containing materials in any form on the Property; (c) materials or equipment containing polychlorinated biphenyls; or (d) landfills or disposal areas on the Property. Any USTs and associated contamination previously existing on the Property were removed in accordance with Environmental Laws, and to the extent applicable Seller has obtained a closure certificate, or comparable approval from the respective Governmental Authority for such removal and cleanup.

(v) Seller has provided Buyer, prior to the Closing, with access to complete and accurate copies of all written information in their possession or control pertaining to Seller’s compliance with and Liability under all Environmental Laws and Environmental Permits, including compliance audits and environmental assessments, notices of violation and liability, orders, regulatory inspections, and sampling of the Environment at, on, in, under or around the Property.
(vi) During Seller’s ownership and operation of the Property: and except as disclosed on Schedule 3.15 of the Purchase Agreement: (a) Seller has substantially complied with all Environmental Laws and Environmental Permits; (b) no Release has occurred by Seller or, to the Knowledge of Seller, by any other Person, of any Regulated Substances into the Environment at the Property in violation of any Environmental Laws; (c) no landfill, disposal area, dry wells, fills, injection wells, dumps, flooding, historical or archaeological areas, wetlands or other adverse environmental conditions exist or occurred on the Property; and (d) to the Knowledge of Seller no contaminants exist on or about the Property.
7.2 All representations and warranties made by Seller in this Agreement shall not merge into any instrument or conveyance delivered at Closing and shall survive Closing and shall be deemed to be separate and apart from those set forth in the Purchase Agreement. The provisions, terms, and conditions of this Section 7.2 shall control over any contrary or inconsistent provision, term, or condition contained herein.
ARTICLE 8.
REPRESENTATIONS OF BUYER
8.1 Buyer represents to Seller as to the following matters, and shall be deemed to remake all of the following representations as of the date of Closing:
(a) The execution and delivery of this Agreement by Buyer, the execution and delivery of every other document and instrument delivered pursuant hereto by or on behalf of Buyer (including, without limitation the Assumption of Loan, and the consummation of the transaction contemplated hereby have been duly authorized and validly executed and delivered by Buyer, and will not (i) constitute or result in the breach of or default under any oral or written agreement to which Buyer is a party or which affects the Property; (ii) constitute or result in a violation of any order, decree, or injunction with respect to which the Buyer is bound and/or; (iii) cause or entitle any Person to have a right to accelerate or declare a default under any oral or written agreement to which Buyer is a party. This Agreement constitutes, and, when executed and delivered at the Closing, such other agreements, documents and instruments executed by or on behalf of Buyer will constitute, the legal, valid and binding obligations of Seller, as the case may be, enforceable against Buyer in accordance with their respective terms.

(b) The entering into of this Agreement and the consummation of the sale of the Property will not require Buyer to obtain (either before or after the Closing) any Permit.
(c) All action required pursuant to this Agreement necessary to effectuate the transaction contemplated herein has been, or will be, taken promptly and in good faith by Buyer.
ARTICLE 9.
INDEMNIFICATION; REMEDIES
The members of Seller are parties to the Purchase Agreement. Therefore, the parties hereto agree that Article X of the Purchase Agreement shall provide the sole and exclusive remedy for any and all Losses sustained or incurred by Seller or Buyer, as the case may be, in connection with the transactions contemplated by this Agreement absent fraud or willful misconduct on the part of either Seller or Buyer. Notwithstanding the decision of any party to complete the transactions contemplated by this Agreement, each party shall be entitled to rely upon the representations and warranties set forth in this Agreement. The right to indemnification, reimbursement or any other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.
ARTICLE 10.
ASSIGNMENT
This Agreement and all the terms and conditions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Buyer may assign its rights hereunder to another entity wholly owned by the Buyer with the prior written consent of Seller, which consent will not be unreasonably withheld.
ARTICLE 11.
NOTICES
All notices hereunder or required by law shall be in writing, and shall be deemed properly delivered when and if deposited in the (i) United States mail, postage prepaid, certified or registered mail, return receipt requested, or (ii) via recognized overnight delivery service addressed to the parties hereto at their respective addresses set forth below with receipted delivery, or (iii) by any other electronic means, with a confirmed delivery receipt, addressed as follows:

If to Buyer:	LSI Acquisition Inc.
10000 Alliance Road
Cincinnati, Ohio 45242
Attention: Ronald S. Stowell

with a copy to:	Keating Muething & Klekamp PLL
One East Fourth Street
Cincinnati, Ohio 45202
Attention: Michael J. Moeddel

If to Seller:	Kelmilfeen Ltd.
c/o David Feeney
5521 Kinvarra Court
Dublin, OH 43016

with a copy to:	Bricker & Eckler LLP
100 South Third Street
Columbus, Ohio 43215
Attention: John W. Cook III
ARTICLE 12.
EXPENSES
Any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including recording fees) incurred in connection with this Agreement and the transactions contemplated hereby and thereby (“Transfer Taxes”) shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer when due, and Seller will file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including recording fees), if required by applicable Law. The expense of preparing and making such filing or filings shall be borne by Seller. Seller shall pay for the cost of deed preparation in connection with the sale of the Property. Buyer shall pay for the cost of any title insurance purchased by Buyer with respect to the Property. Any other miscellaneous Closing expenses properly allocable to both parties shall be paid for by Buyer and Seller as to one-half (1/2) each. Each party shall pay for its own legal and accounting fees and incidental expenses.
ARTICLE 13.
MISCELLANEOUS
13.1 Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, any words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

13.2 Captions. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit, or prescribe the scope or intent of this Agreement or any part hereof.
13.3 Recording. The parties agree that this Agreement shall not be recorded.
13.4 No Continuance. Buyer acknowledges that there shall be no assignment, transfer or continuance of any of Seller’s insurance coverage.
13.5 Time of Essence. Time is of the essence in this Agreement.
13.6 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
13.7 Entire Agreement. This Agreement, including the Exhibits, Schedules and other documents referred to herein which form a part hereof, and the Purchase Agreement, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. Such agreements, documents and instruments supersede all prior agreements and understandings between the parties with respect to such subject matter, including the Letter of Intent dated June 6, 2009 between LSI Industries, Inc. and Sellers.
13.8 Amendments; Waivers. This Agreement may not be changed orally, but only by an agreement in writing signed by each of the parties hereto. Any provision of this Agreement can be amended, supplemented or modified only by written agreement of each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
13.9 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, except by Buyer to any of its Affiliates or in connection with the merger, consolidation or sale of all or substantially all of its business or assets. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their successors and permitted assigns and their respective, executors, heirs, legal representatives. The parties expressly acknowledge and agree that Buyer may designate one or more of its Affiliates to acquire the Property or portion of the Property, provided however, Seller and Buyer shall continue to remain responsible for their obligations under this Agreement.
13.10 Construction. This Agreement is to be deemed to have been prepared jointly by the parties hereto after arms-length negotiations, and any uncertainty or ambiguity existing herein shall not be interpreted against any party, but according to the application of the rules of interpretation of contracts.

13.11 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its conflict of law provisions.
13.12 Submission to Jurisdiction; Waiver. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for the recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its or his executors, heirs, legal representatives, successors or permitted assigns may be brought and determined in any federal or state court located in Hamilton County, Ohio, and each of the parties hereby irrevocably submits with regard to any action or proceeding for itself and himself and in respect to its or his property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it or he is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or he or its or his property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
13.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY AGREEMENT, DOCUMENT OR INSTRUMENT EXECUTED OR DELIVERED PURSUANT TO THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OF ACTION RELATED HERETO OR THERETO.
13.14 Non-Merger and Survival. In addition to the specific language of non-merger or survival found in certain sections of this Agreement, any provision hereof which by its terms would be performed after Closing shall survive the Closing and shall not merge in the Closing or in the deed, except as specifically provided to the contrary herein.
Remainder of Page Intentionally Blank. Signatures to Follow.

Seller and Buyer have executed duplicate originals of this Real Estate Purchase Agreement as of the day and year first written above.

SELLER: KELMILFEEN LTD., an Ohio limited liability company
By:	/s/ Craig A. Miller
	Name:	Craig A. Miller
	Title:	President

BUYER: LSI ACQUISITION INC., an Ohio corporation.
By:	/s/ Ronald S. Stowell
Ronald S. Stowell
Secretary and Treasurer

EXHIBIT A
PROPERTY DESCRIPTION
Situate in the City of Columbus, County of Franklin, in the State of Ohio and being further described as:
Being Lot Number Three (3) of Scioto Industrial Park, as the same is numbered and delineated upon the recorded plat thereof, of record in Plat Book 54, Page 41, Record’s Office, Franklin County, Ohio.

EXHIBIT B
LIST OF PERSONAL PROPERTY

EXHIBIT C
PERMITTED EXCEPTIONS
Provisions of existing building and zoning laws, restrictions and regulations of all Governmental Authorities having jurisdiction and all zoning variances and special exceptions, if any.
Such Taxes for the calendar year in which the Closing takes place (or portion of such Taxes) as are not due and payable on the date of the delivery of the Deed.
Any Encumbrances for municipal betterments ratified, approved and assessed but not due as of the date of the Closing.
All recorded agreements, covenants, conditions, easements, restrictions or reservations affecting the Land or the Improvement as of the date hereof.
Minor survey exceptions, reciprocal easement agreements and other customary encumbrances that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the Land or the Improvement encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, have a Material Adverse Effect on the Land or the Improvement.
Mortgage from Kelmilfeen, Ltd., an Ohio limited liability company to National City Bank in the amount of $1,211,000.00 dated August 2, 2007 and recorded August 15, 2007 in Instrument No. 200708150143978 of the Franklin County, Ohio Records.

EXHIBIT D
MORTGAGE LOAN DOCUMENTS
1.	Promissory Note by Seller in favor of National City Bank in the Principal Amount of $1,211,000.00, dated August 2, 2007.
2.	Funding Cost Recovery Addendum by Seller in favor of National City Bank, dated August 2, 2007.
3.	Open-End Mortgage by Seller in favor of National City Bank, dated August 2, 2007, recorded with the Franklin County, Ohio Recorder (the “Recorder”) as Instrument No. 200708150143978.
4.	Assignment of Rents by Seller in favor of National City Bank, dated August 2, 2007, recorded with the Recorder as Instrument No. 200708150143979.
5.	Agreement to Provide Insurance by Seller in favor of National City Bank, dated August 2, 2007.
6.
Promissory Note by Seller in favor of National City Bank in the Principal Amount of $200,000, dated April 13, 2005, as modified by that certain Promissory Note Modification Agreement dated as of September 23, 2005 by and between Seller and National City Bank, increasing the Principal Amount to $600,000.

7.	Funding Cost Recovery Addendum by Seller in favor of National City Bank, dated April 13, 2005.
8.	Commercial Note Addendum by Seller in favor of National City Bank, dated April 13, 2005.

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